Exhibit No. 99.1
A message to our shareholders...
We are pleased to share the enclosed operating results with you. Your Company recently concluded another record-setting quarter. Year to date net income increased by 205 % from the same period 12 months ago. Non-interest income, a major area of emphasis during 2006, grew by 21% from the 3rd quarter of 2005.
Total assets have grown by $103 million since September 30, 2005. Total net loans exceeded $410 million during the quarter and our overall asset quality remains strong with quarter-end non-performing loans well below our peer group at .001%
Our new office in Ocoee (11101 West Colonial Drive at Maguire) opened during late September. We are pleased with our initial success and have averaged $1 million in new deposit relationships per week thus far at that location. We anticipate opening our Princeton Office in November. This new location, at the corner of Princeton and US Highway 441, will be our second office serving the vibrant College Park market. We are the largest local Bank in College Park and believe that the Princeton location will complement our existing branch office at the corner of Edgewater and Par. Upon the opening of this office, United Heritage will be operating 13 branch offices serving Orange and Seminole Counties.
With the asset size of the Bank approaching three-quarters of a billion dollars and a branch network of 13 locations in dynamic Central Florida communities, we believe that United Heritage has created a significant community banking franchise. We look forward to continuing to build shareholder value through this unique organization. Thank you for your support and your patronage.
Best regards,
Dave Powers
President & CEO

UNITED HERITAGE BANKSHARES OF FLORIDA, Inc.
Condensed Consolidated Balance Sheets (unaudited)
($in thousands)

	At September 30,
	2006	2005
Assets

Cash and due from banks	$14,088	$20,810
Federal funds sold	95,498	102,098

Total cash and cash equivalents	109,586	122,908

Securities available for sale	155,462	156,147
Securities held to maturity	42,892	10,711
Loans, net of allowance for loan losses of $5,201 and $4,202	410,257	329,752
Other assets	17,897	13,373

Total assets	$736,094	$632,891

Liabilities and Shareholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$106,570	$95,162
Savings, NOW and money-market deposits	232,449	228,327
Time deposits	290,822	246,336

Total deposits	629,841	569,825

Borrowings	39,093	4,409
Other liabilities	2,231	1,610

Total liabilities	671,165	575,844
Total shareholders’ equity	64,929	57,047

Total liabilities and shareholders’ equity	$736,094	$632,891

Condensed Consolidated Statements of Income (unaudited)
($ in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net interest income	$6,328	4,624	18,517	11,601
Provision for loan losses	$223	485	618	1,162
Net interest income after provision	$6,105	4,139	17,899	10,439
Noninterest income	$264	218	755	580
Noninterest expenses	$3,278	2,934	9,749	8,004
Income before income taxes	$3,091	1,423	8,905	3,015
Income tax	$1,077	525	3,177	1,135
Net income	$2,014	898	5,728	1,880

Basic earnings per share	$.41	.19	1.16	.43

Diluted earnings per share	$.40	.18	1.13	.42